                                                                  EXHIBIT 1.3(b)

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                         BROKER-DEALER AND GENERAL AGENT
                                SELLING AGREEMENT
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AGREEMENT, dated as of __________ __, ____, by and among First Penn-Pacific Life
Insurance Company ("First Penn-Pacific"), First Penn-Pacific Securities, Inc. ("Distributor"),_________________ ("Broker-Dealer") and ______________ ("General
Agent").

WHEREAS, First Penn-Pacific, through certain of its separate accounts, issues certain insurance products and group and individual insurance contracts/policies and certificates participating therein, some of which may be deemed securities under the Securities Act of 1933 ("1933 Act"); and

WHEREAS, Distributor and Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act"), and members of the National Association of Securities Dealers, Inc. ("NASD");

WHEREAS, First Penn-Pacific, on behalf of certain of its separate accounts, has appointed Distributor as the principal underwriter and distributor of the variable life insurance and annuity contracts (the "Contracts") specified in Exhibit C;

WHEREAS, Broker-Dealer is a broker/dealer engaged in the sale of securities and other investment products; and

WHEREAS, General Agent is an insurance agency licensed to sell variable life insurance, and variable annuity contracts; and

WHEREAS, if General Agent and Broker-Dealer are the same person, the duties, responsibilities, and privileges of General Agent under this Agreement shall be undertaken by Broker-Dealer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.   PURPOSE

Broker-Dealer and General Agent desire to enter into an agreement with First Penn-Pacific and Distributor so as to have General Agent's sub-agents who are also registered representatives of Broker-Dealer (the "Agents") appointed as agents of First Penn-Pacific for the purpose of selling the Contracts.

2.   APPOINTMENT AND AUTHORIZATION

Distributor hereby authorizes Broker-Dealer to solicit sales of the Contracts. First Penn-Pacific hereby appoints and authorizes General Agent to solicit sales of the Contracts. Broker-Dealer and General Agent accept such appointment and authorization, and each agrees to use its best efforts to find purchasers of the Contracts acceptable to First Penn-Pacific. This appointment and authorization is non-exclusive. Neither Broker-Dealer nor General Agent shall possess or exercise any authority on behalf of the Distributor or First Penn-Pacific other than the authority expressly conferred by this Agreement.

3.   LICENSING AND APPOINTMENT OF AGENTS

a. Broker-Dealer and General Agent are specifically authorized to designate Agents proposed to be appointed as agents of First Penn-Pacific to solicit applications for the Contracts, to deliver the Contracts, and to collect the first premium thereon in conformance with applicable state laws and First Penn-Pacific's rules and procedures. Broker-Dealer and General Agent shall not propose an Agent for appointment unless such Agent is an "associated person" of Broker-Dealer (as defined in Section 3(a)(8) of the 1934 Act), duly registered as a representative of Broker-Dealer and duly licensed as an insurance agent in the state(s) in which it is proposed that such Agent engage in solicitation of sales of the Contracts. Broker-Dealer and General Agent together shall be responsible for such Agents' continuing compliance with applicable securities registration requirements and state insurance agent licensing laws.

b. Broker-Dealer and General Agent shall assist First Penn-Pacific and Distributor in the appointment of Agents under applicable insurance laws to sell the Contracts. Broker-Dealer and General Agent shall comply with First Penn-Pacific's requirements, as First Penn-Pacific in its sole discretion may establish and change from time to time, in submitting licensing or appointment documentation for Agents. All such documentation shall be submitted by Broker-Dealer or General Agent to First Penn-Pacific or its designated agent licensing administrator. A copy of First Penn-Pacific's current General Letter of Recommendation, to be used in connection with the appointment of Agents, is attached hereto as Exhibit A.

c. First Penn-Pacific agrees to pay the initial appointment fee required under relevant state insurance laws to appoint Agents as agents of First Penn-Pacific for the sale of Contracts. General Agent will be responsible for paying all other state insurance licensing fees with respect to the Agents, including transfer fees and termination fees. Broker-Dealer shall be responsible for all fees, including registration and examination fees, necessary to maintain the Agents' continuing compliance with applicable securities registration requirements.

d. First Penn-Pacific reserves the right to refuse to appoint any such designated Agent or, once appointed, to terminate or refuse to renew such Agent's appointment.

4.   SUPERVISION OF REPRESENTATIVES AND AGENTS

a. Broker-Dealer shall be responsible for training and supervision of all Agents and other persons associated with Broker-Dealer who are involved directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of Broker-Dealer with respect to such person's activities in connection with the sale of Contracts. General Agent shall be responsible for training and supervision of all Agents who are involved directly or indirectly in the offer or sale of the Contracts and for such Agents' compliance with applicable state insurance laws. Distributor and First Penn-Pacific shall not have responsibility for the training and supervision of any Agent. Broker-Dealer and General Agent each agree to comply with First Penn-Pacific's statement in support of the concepts in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association (the "IMSA Principles and Code"), as such statement may be amended from time to time, and to engage in active and fair competition as contemplated by the IMSA Principles and Code. A copy of First Penn-Pacific's current statement in support of the IMSA Principles and Code is attached as Exhibit B.

b. Broker-Dealer is specifically charged with the responsibility of supervising and reviewing its Agents' use of sales literature and advertising and all other communications with the public in connection with the Contracts. No sales solicitation, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to or used with a prospective purchaser unless accompanied or preceded by the appropriate then current prospectus, the then current prospectus for the underlying funds funding the Contract, and where required by state insurance law, the then current statement of additional information.

c. Broker-Dealer is specifically charged with the responsibility of supervising its Agents' compliance with all applicable suitability requirements under federal or state law or the regulations of the NASD. Broker-Dealer is specifically charged with providing or arranging for adequate training to ensure that Agents have thorough knowledge of each Contract and the ability to make appropriate product presentations and suitability determinations in compliance with applicable law. Broker-Dealer, General Agent, and the Agents shall not recommend the purchase of a Contract to a prospective purchaser unless they have reasonable grounds to believe that such purchase is suitable for the prospective purchaser and is in accordance with applicable regulations of any regulatory authority, including the SEC and the NASD. While not limited to the following, a determination of suitability shall be based on information concerning the prospective purchaser's insurance and investment objectives, risk tolerance, need for liquidity, and financial and insurance situation and needs.

d. Broker-Dealer shall execute any electronic or telephone orders only in accordance with the current prospectus applicable to the Contracts and agrees, that in consideration for the telephone transfer privileges, First Penn-Pacific will not be liable for any loss incurred as a result of acting upon electronic or telephone instructions containing unauthorized, incorrect or incomplete information received from Broker-Dealer or its representatives.

e. Upon request by First Penn-Pacific, Broker-Dealer and General Agent shall furnish appropriate records or other documentation to evidence Broker-Dealer's and General Agent's diligent supervision.

f. If an Agent performs any unauthorized transaction with respect to a Contract, Broker-Dealer and General Agent shall bear sole responsibility, shall notify First Penn-Pacific, and shall act to terminate the sales activities of such Agent relating to the Contracts.

g. If an Agent fails to meet Broker-Dealer's or General Agent's rules and standards, Broker-Dealer or General Agent, as the case may be, shall notify First Penn-Pacific, and shall act to terminate the sales activities of such Agent relating to the Contracts.

5.   SALES PROMOTION MATERIAL AND ADVERTISING

a. During the term of this Agreement, Distributor will be responsible for providing and approving promotional, sales and advertising material to be used by Broker-Dealer and General Agent in connection with the offer and sale of Contracts. Distributor will file such materials or will cause such materials to be filed with the SEC and the NASD, and with any state securities regulatory authorities, as required. First Penn-Pacific and Distributor reserve the right to require the recall of any material approved by it at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

b. Broker-Dealer, General Agent and Agents authorized to sell the Contracts shall use only the effective current prospectuses, statements of additional information ("SAIs") and other materials authorized by First Penn-Pacific for use in soliciting the sale of the Contracts. Distributor will provide the Broker-Dealer and the General Agent, without charge, with as many copies of the prospectuses for the Contract and the underlying investment funds as may be reasonably requested. Upon receipt of updated documentation, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such material previously provided to them, except as needed to maintain proper records. First Penn-Pacific and Distributor reserve the right to require the recall of any such material at any time for any reason, and Broker-Dealer and General Agent shall promptly comply with any such request and shall not use such material thereafter.

c. Broker-Dealer and General Agent are not authorized, and may not authorize anyone else, to give any information or to make any representation concerning First Penn-Pacific, the Contracts, the Variable Account or the funding media for the Contracts other than those contained in the current materials authorized for use by First Penn-Pacific. Broker-Dealer, General Agent, and their Agents may not modify or represent that they are authorized to modify any such prospectus, SAI or other materials authorized by First Penn-Pacific for use in soliciting the sale of the Contracts.

6.   OBLIGATIONS OF BROKER-DEALER AND GENERAL AGENT

a. All solicitations for the Contracts will be made only by Agents who are registered representatives of Broker-Dealer and duly licensed insurance agents and appointed by First Penn-Pacific. Continued solicitation for the Contracts shall be contingent upon the continuing qualification of such Agents by possession of the required licenses, appointments, and registrations. Broker-Dealer and General Agent shall notify Distributor immediately in writing if any Agent appointed by First Penn-Pacific ceases to be a registered representative of Broker-Dealer or ceases to be properly licensed in any state. Solicitation may occur only in those states in which First Penn-Pacific is admitted to do business and in which the Contracts have been approved for sale by the appropriate regulatory authority.


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b.   All applications for Contracts will be made on application forms supplied by First Penn-Pacific. Broker-Dealer and General Agent shall review all applications for completeness and correctness, as well as compliance with applicable suitability standards, including those specified above. Broker-Dealer will promptly, but in no case later than the end of the next business day following receipt by Broker-Dealer or an Agent, forward completed applications to First Penn-Pacific in accordance with First Penn-Pacific's administrative procedures. An appropriate principal of Broker-Dealer shall approve each such application as to suitability before forwarding such application to First Penn-Pacific. Such applications shall be accompanied by any premium payment received with such applications, without deduction for any compensation, unless there has been mutual arrangement for net wire transmissions between Distributor, First Penn-Pacific, and Broker-Dealer. Applications shall be sent to First Penn-Pacific at the address shown on the application or such other address as First Penn-Pacific may specify from time to time. Checks or money orders for the payment of premiums shall be drawn to the order of "First Penn-Pacific Life Insurance Company". Neither Broker-Dealer nor General Agent has authority to deposit or endorse checks payable to First Penn-Pacific without the prior written approval of First Penn-Pacific. First Penn-Pacific has the right to reject any application for a Contract and return any premium payment made in connection with the sale of the Contracts.

d. Contracts issued on accepted applications shall be delivered to the Contract Owner according to procedures established by First Penn-Pacific. If First Penn-Pacific forwards a Contract to Broker-Dealer for delivery, Broker-Dealer shall cause each such Contract to be delivered to the Contract Owner within [four] days of receipt. Broker-Dealer shall be liable to First Penn-Pacific for any loss incurred by First Penn-Pacific (including consequential damages and regulatory penalties) as a result of any delay by Broker-Dealer or an Agent in delivering a Contract.

e. Broker-Dealer shall promptly pay any and all commissions and other compensation due to its registered representatives in connection with the sale of the Contracts.

f. Broker-Dealer and General Agent agree to comply with the established rules and regulations of First Penn-Pacific now in effect or which may be established hereafter. Broker-Dealer and General Agent shall be responsible to Distributor and First Penn-Pacific for their and the Agents' acts and omissions.

g. Broker-Dealer and General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continuous compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. Broker-Dealer and General Agent shall notify Distributor and First Penn-Pacific immediately in writing if Broker-Dealer and/or General Agent fail to comply with any of the laws and regulations applicable to either of them.

7.   INDEPENDENT CONTRACTOR

Broker-Dealer, General Agent, and the Agents are performing the acts covered by this Agreement in the capacity of independent contractors and not as an employee of First Penn-Pacific or Distributor. Broker-Dealer and General Agent shall be free and independent to exercise their own judgment as to the persons from whom insurance will be solicited as well as the time, place and manner of such solicitation.

8.   REPRESENTATIONS

a. First Penn-Pacific, Distributor, Broker-Dealer and General Agent each represents to one another that it and the officers signing below have full power and authority to enter into this Agreement, and that this Agreement has been duly and validly executed by it and constitutes a legal, valid and binding agreement.

b. Distributor represents to Broker-Dealer that Distributor is registered as a broker-dealer with the SEC under the 1934 Act and under the state securities laws of each jurisdiction in which such registration is required for underwriting the Contracts, and that it is a member of the NASD.

c. Broker-Dealer represents to Distributor that Broker-Dealer is, and at all times when performing its functions and fulfilling its obligations under this Agreement will be, registered with the SEC as a broker-dealer under the

     1934 Act and under the state securities laws of each jurisdiction in which such registration is required for the sale of the Contracts, and a member of the NASD. Broker-Dealer will notify Distributor in writing if any such registration is terminated or suspended.

d. General Agent represents to Distributor and First Penn-Pacific that General Agent is, and at all times when performing its functions and fulfilling its obligations under this Agreement, will be, a properly licensed insurance agency in each jurisdiction in which such licensing is required for the sale of the Contracts.

e. First Penn-Pacific represents to Broker-Dealer that the Contracts, including any variable account(s) supporting such Contracts, shall comply in all material respects with the registration and other applicable requirements of the 1933 Act and the Investment Company Act of 1940 (the "1940 Act"), and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.

f. First Penn-Pacific represents to Broker-Dealer that the prospectuses included in First Penn-Pacific's Registration Statement for the Contracts, and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain in all material respects all statements and information which are required to be contained therein by the 1933 Act and conform or will conform in all material respects to the requirements thereof.

9.   COMPENSATION

a. Broker-Dealer shall be paid compensation for the sale of Contracts as set forth in the Contracts and Compensation Schedule attached as Exhibit C hereto. Distributor may change such compensation prospectively as of a specified date, provided such date is at least ten days after the date the change is mailed to Broker-Dealer's last known address. Any such change will apply only to Contracts issued pursuant to applications taken on or after the effective date of the change. Distributor shall not be obligated to pay such compensation with respect to a Contract until Distributor has received its compensation with respect to such Contract from First Penn-Pacific.

b. Compensation to the Agents for Contracts that they solicit and that are issued by First Penn-Pacific shall be governed by agreements between Broker-Dealer and the Agents and payment thereof will be the Broker-Dealer's exclusive responsibility. General Agent shall have no interest in any compensation paid by First Penn-Pacific to Distributor, now or hereafter, in connection with the sale of any Contracts under this Agreement.

c. Neither Broker-Dealer nor General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of the Distributor or First Penn-Pacific. Broker-Dealer and General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or Distributor shall have agreed in advance in writing to share the cost of certain expenses.

10.  NOTIFICATION OF CUSTOMER COMPLAINTS OR DISCIPLINARY PROCEEDINGS

a. Broker-Dealer and General Agent will promptly notify Distributor and First Penn-Pacific of any customer complaint or notice of any regulatory investigation or proceeding received by Broker-Dealer, General Agent, or their respective affiliates relating to the Distributor, First Penn-Pacific, any associated person of Distributor or First Penn-Pacific, or the Contracts, or any or threatened or filed arbitration action or civil litigation arising out of solicitation of the Contracts.

b. Broker-Dealer and General Agent shall cooperate with Distributor and First Penn-Pacific in investigating and responding to any such complaint, regulatory investigation or proceeding, arbitration, or civil litigation, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement.

c. Any response by Broker-Dealer or General Agent to an individual customer complaint will be sent to First Penn-Pacific and Distributor for approval not less than five (5) business days prior to it being sent to the customer, except that if a more prompt response is required, the proposed response may be communicated by telephone, facsimile or in person.

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11.  INDEMNIFICATION

a. Broker-Dealer and General Agent, jointly and severally, shall indemnify and hold harmless First Penn-Pacific, Distributor, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, any applicable law or regulation, or any applicable rule of any self-regulatory organization, by Broker-Dealer, General Agent, and/or any of the Agents. This indemnification will be in addition to any liability which the Broker-Dealer and General Agent may otherwise have.

b. First Penn-Pacific and Distributor, jointly and severally, shall indemnify and hold harmless Broker-Dealer, General Agent, and their respective affiliates, officers, directors, employees and agents against any and all loss, claim, damage, liability or expense (including reasonable attorneys' fees), joint or several, insofar as such loss, claim, damage, liability or expense arises out of or is based upon any breach of this Agreement, by First Penn-Pacific or the Distributor. This indemnification will be in addition to any liability which First Penn-Pacific and the Distributor may otherwise have.

12.  ASSOCIATED INSURANCE AGENCY

Broker-Dealer and General Agent represent that they are in compliance with the terms and conditions of no-action letters issued by the staff of the SEC with respect to non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer. Broker-Dealer and General Agent shall notify Distributor immediately in writing if Broker-Dealer and/or such Agency fail to comply with any such terms and conditions and shall take such measures as may be necessary to comply with any such terms and conditions. If General Agent is the same person as Broker-Dealer, this Paragraph 12 does not apply, and Broker-Dealer shall undertake all the duties, responsibilities and privileges of General Agent under this Agreement.

13.  FIDELITY BOND COVERAGE

Broker-Dealer represents that it and its directors, officers, employees, and registered representatives are and shall be covered by a blanket fidelity bond, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the NASD Conduct Rules. Distributor may require evidence, satisfactory to it, that such coverage is in force, and Broker-Dealer shall give prompt written notice to Distributor of any cancellation or change of coverage. Broker-Dealer assigns any proceeds received from the fidelity bonding company to First Penn-Pacific to the extent of its loss due to activities covered by the bond, and to Distributor to the extent of its loss due to activities covered by the bond. Failure to secure and maintain same shall be grounds for immediate termination of this Agreement for cause.

14.  CONFIDENTIALITY

Each party to this Agreement shall maintain the confidentiality of any client list or any other proprietary information that it may acquire in the performance of this Agreement and shall not use such information for any purpose unrelated to the administration of the Contracts without the prior written consent of the other parties.

15.  TERMINATION

a. Any party may terminate this Agreement without cause upon thirty days written notice to the other party at its last known business address.

b. This Agreement will terminate automatically if Broker-Dealer or General Agent cease to have the requisite regulatory licenses.

c. This Agreement may be terminated by First Penn-Pacific or Distributor for cause. Termination for cause will become effective upon the mailing of a notice of termination to Broker-Dealer's or General Agent's last known

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     address, if the reasons for the termination include conversion, fraud, embezzlement or similar activity. Otherwise, a reasonable opportunity for cure will be provided, and the termination will be effective at the end of the cure period unless the grounds for termination have been corrected to First Penn-Pacific's and Distributor's satisfaction.

d. This Agreement may be terminated immediately for cause upon an event of default. Such termination shall be deemed to occur as of the date immediately preceding the event of default. An "event of default" shall occur when (i) the first of Broker-Dealer or General Agent files for bankruptcy, or financial or corporate reorganization under federal or state insolvency law, resulting in an impairment of such person's ability to perform the services contemplated herein; or (ii) applicable laws or regulations prohibit Broker-Dealer or General Agent from continued marketing of the Contracts.

e. Failure of First Penn-Pacific and/or Distributor to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. If this Agreement is terminated for cause with no opportunity to cure as described above, all rights to compensation which might otherwise be payable under this Agreement shall cease and Broker-Dealer's right, title and interest in and to such commissions and compensation shall be forever barred. If the parties litigate this provision of the Agreement, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including attorneys' fees and court costs, incurred by the successful litigant at trial and on appeal.

f. No provision of this Agreement shall continue in force after any termination, other than Paragraphs 5, 10, 11, 14, 16, and 18.

16.  ASSIGNMENT

This Agreement, or any compensation due hereunder, may not be assigned by any party except by mutual consent of all other parties.

17.  AMENDMENTS

Except as stated in Paragraph 9.a., no amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.

18.  BOOKS AND RECORDS

a. General Agent shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts business processed through General Agent. Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts business processed through Broker-Dealer. General Agent and Broker-Dealer shall make such books and records available to Distributor and/or First Penn-Pacific at any reasonable time upon written request by Distributor or First Penn-Pacific.

b. The parties shall promptly furnish each other any reports and information that another party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or under the rules of the NASD.

19.  NOTICE

a. In the event of sale, transfer or assignment or a controlling interest in Broker-Dealer or General Agent, notice shall be provided in writing to Distributor no less than thirty days prior to the closing date.

b. All notices to First Penn-Pacific and Distributor under this Agreement shall be given in writing and addressed as follows:

 First Penn-Pacific Securities, Inc.   First Penn-Pacific Life Insurance Company
 1801 South Meyers Road                1801 South Meyers Road
 Oakbrook Terrace, IL 60181-5213       Oakbrook Terrace, IL 60181-5213
 Attention: ___________________        Attention: ______________________________

     All notices to Broker-Dealer and General Agent shall be mailed to their respective address shown on the signature page or to such other person as they may designate in writing. All notices shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

20.  SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21.  CONSTRUCTION

This Agreement shall be subject to the provisions of the 1934 Act and, to the extent applicable, the 1940 Act and the rules, regulations and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     22. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BROKER-DEALER                               MASTER GENERAL AGENT


___________________________________         ___________________________________
Name                                        Name

___________________________________         ___________________________________
Street Address                              Street Address

___________________________________         ___________________________________
City, State & Zip                           City, State & Zip


By:________________________________         By:________________________________

Title:_____________________________         Title:_____________________________


FIRST PENN-PACIFIC LIFE INSURANCE           FIRST PENN-PACIFIC SECURITIES, INC.
COMPANY

By:________________________________         By:________________________________

Title:_____________________________         Title:_____________________________

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                                    EXHIBIT A

                        GENERAL LETTER OF RECOMMENDATION

The General Agent hereby certifies to First Penn-Pacific that all the following requirements will be fulfilled in conjunction with the submission by General Agent of appointment papers for all applicants to become agents of First Penn-Pacific ("Applicants"). The General Agent will, upon request, forward proof of compliance with same to First Penn-Pacific in a timely manner.

     1. We have on file the appropriate state insurance department licensing form and a Form U-4 which was completed by each Applicant. We have fulfilled all the necessary investigative requirements for the registration of each Applicant as a registered representative through our NASD member firm, and each Applicant is presently registered as an NASD registered representative. The above information in our files indicates no fact or condition which would disqualify the Applicant from receiving a license, and all the findings of all investigative information is favorable.

     2. We have made a thorough and diligent inquiry and investigation relative to each Applicant's identity, residence, business reputation, and experience and declare that each Applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable contract agent of First Penn-Pacific. This inquiry and background investigation has included a credit and criminal check on each Applicant. Based upon our investigation, we vouch for each Applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for First Penn-Pacific and hold himself out in good faith to the general public.

     3. We certify that all educational requirements have been met for the specific state in which each Applicant is requesting a license and that all such persons have fulfilled the appropriate examination, education and training requirements.

     4. We hereby warrant that the Applicant is not applying for a license with First Penn-Pacific in order to place insurance chiefly or solely on his or her life or property or on the lives, property or liability of relatives or associates.

     5. We certify that each Applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these Applicants, to the end that the insurance interest of the public will be properly protected.

     6. We will not permit any Applicant to transact insurance as an agent until duly licensed and appointed by First Penn-Pacific. No Applicants have been given a contract or furnished supplies, nor have any Applicants been permitted to write, solicit business or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

                                    EXHIBIT B

                STATEMENT IN SUPPORT OF IMSA PRINCIPLES AND CODE

                                [to be inserted]

                                    EXHIBIT C

                       CONTRACTS AND COMPENSATION SCHEDULE

This schedule is attached to and made a part of the most current executed Broker-Dealer and General Agent Selling Agreement (the "Agreement") between and among First Penn-Pacific Life Insurance Company ("First Penn-Pacific"), First Penn-Pacific Securities, Inc. ("Distributor"), ____________________ ("Broker-Dealer") and _______________ ("General Agent").

The compensation for the variable life insurance and annuity products (the "Contracts") referred to in the Agreement is as follows:

FOR FLEXIBLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS, written on Form _______, and any variations of these forms as may be required by insurance regulatory authorities:

1.   NEW BUSINESS COMMISSION AND EXPENSE REIMBURSEMENT ALLOCATION:

          [Selling Broker-Dealer shall receive commissions of __% of the initial Payment for each Contract for which Broker-Dealer is the broker-of-record.]

However, no compensation shall be paid on Payment received from a Contract owner when an existing life insurance or annuity contract issued by First Penn-Pacific on the same life has lapsed, been terminated or surrendered, been continued on a nonforfeiture option, or been changed, modified or converted in any manner within six months of the date of the application for the new Contract or twelve months after the issue date of the new Contract, except to the extent that the first year's annualized premium for the new Contract exceeds the first year's annualized premium from the existing contract.

2.   RETURN OF COMPENSATION IN SPECIFIED CIRCUMSTANCES

     The following rules regarding "chargebacks" shall apply in connection with the offer and sale of Contracts under this Agreement:

         a.       In the event that:

                  i. a Payment is returned because First Penn-Pacific rejects the application for the Contract under which such Payment has been paid or because the Payment, or the related application, is not timely received by First Penn-Pacific as required herein, or a refund is made because a purchaser exercises his or her free look right under a Contract; or

                  ii. within the first twelve months after the date on which a Contract was issued, the purchaser surrenders the Contract, or otherwise rescinds the Contract, or the Contract lapses;

then, in any such event, Broker-Dealer shall not be entitled to any compensation with respect to such Contract, and any and all compensation previously received by Broker-Dealer based on all Payments paid into the Contract shall be repaid to Distributor, and Broker-Dealer shall pay any loss incurred as a result of a Payment being returned which was not timely received or for which an application was not timely received by First Penn-Pacific.

         b. If and to the extent that any loans or partial withdrawals are made with respect to any Contract during the first year after issuance, the compensation due to Broker-Dealer shall be recomputed as though the amount of the loan or partial withdrawal had never been paid as a Payment.

         c. If and to the extent that a Contract is exchanged for another contract during the first policy year of the Contract, the compensation due to Broker-Dealer shall be recomputed as though the Contract had never been issued.

Distributor shall have the right to collect from Broker-Dealer or to withhold from future payments of compensation due to Broker-Dealer under this Agreement an amount equal to any reduction in compensation effected by this Exhibit C, to the extent permitted by applicable law; provided, however, that this option on the part of Distributor shall not prevent both Distributor and Broker-Dealer or either of them from pursuing any other means or remedies available to them to recover such compensation. Distributor agrees to notify Broker-Dealer and General Agent within thirty days after it receives notice from First Penn-Pacific of any premium refund or commission chargeback. For purposes of this Exhibit C, the payment of a death benefit pursuant to the terms of a Contract shall not be deemed a surrender or rescission by a purchaser.


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